Exhibit 99.1

For Immediate Release

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES
APPROVAL OF STOCK REPURCHASE PROGRAM

SHREVEPORT, La — December 9, 2015 — Home Federal Bancorp, Inc. of Louisiana (NASDAQ: HFBL) announced today that its Board of Directors at their meeting on December 9, 2015, approved the Company's sixth stock repurchase program. The Company's fifth stock repurchase program was completed on November 25, 2015.  The new repurchase program provides for the repurchase of up to 102,000 shares, or approximately 5.0% of the Company's outstanding common stock, from time to time, in open market or privately negotiated transactions.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its five full-service banking offices and one commercial lending office in northwest Louisiana. Home Federal is a full-service bank committed to providing an unparalleled level of personal service while helping customers meet all their financial needs. Additional information is available at www.hfbla.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Contacts:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, President and Chief Operating Officer Dawn F. Williams, Vice President 318.841.1170